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                                                               EXHIBIT (23) (a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 28, 1994, which appears on page 31 of the 1993 Annual Report to Shareholders of Central Hudson Gas & Electric Corporation, which is incorporated by reference in Central Hudson Gas & Electric Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference in such Prospectus of our report on the Financial Statement Schedules, which appears on page F-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Legal Opinions and Experts" in such Prospectus.



PRICE WATERHOUSE LLP

New York, New York
November 4, 1994